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                                                               EXHIBIT 10.10 (C)


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT



                  THIS AGREEMENT, initially made as of the 16th of October, 1995 and subsequently amended and restated on the 29th day of April, 1999, by and between ANTEC Corporation and Robert Stanzione ("Executive"), is amended and restated as of the 6th day of August, 2001 (the "Effective Date"), by and between Arris Group, Inc., a Delaware corporation ("Company"), and Executive.

                  WHEREAS, Company and Executive desire to modify their current contractual relationship to substitute Company for its subsidiary, ANTEC Corporation, and to make certain other changes;

                  WHEREAS, Company recognizes Executive's knowledge and experience in its industry and business and Executive's desire to assure Executive's continued employment; and

                  WHEREAS, Executive is desirous of serving Company on the terms herein provided, including those restricting Executive's ability to compete in the future;

                  NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. EMPLOYMENT AND TERM. Company will employ Executive and Executive will work for Company in the Atlanta area as follows: Executive will serve as President and Chief Executive Officer until Executive reaches the age of 62 or this Agreement is terminated as provided in Section 5 (the "Termination Date"). As President and Chief Executive Officer, Executive will perform on a full-time basis the normal executive services of a chief executive officer consistent with Executive's education, training and business experience.

2. COMPENSATION. Company will pay Executive for the performance of Executive's duties as President and Chief Executive Officer (a) a salary ("Base Compensation"), at the rate of $600,000 a year as of July 1, 2001, adjusted minimally thereafter for annual inflation and any significant increase in the complexity of Company, and (b) a bonus ("Bonus") for each year and partial year in an amount determined by Company using such criteria as it deems fair and equitable in accordance with past practices, allowing up to 200% of planned Bonus for performance above target goals. The amount of the planned Bonus shall be 100% of total Base Compensation for the year or partial year for which the Bonus is being paid. Executive's Base Compensation shall be payable semi-monthly, and the Bonus shall be payable as soon after the end of each calendar year as it can be determined, but in any event within ninety (90) days thereafter.

3.       ADDITIONAL BENEFITS.

         (a) Executive will be entitled to participate in and receive benefits under any retirement plan, health plan, disability plan and life insurance plan or other similar executive benefit plan or arrangement (collectively "Benefit Plans") generally made available by Company from time to time to its senior executives. Company will not substantially reduce the aggregate amount it is currently incurring to provide Benefit Plans to Executive. Executive will be entitled to such

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         other benefits, including vacation, fringe benefits and expense reimbursement as generally made available by Company from time to time to its senior executives.

         (b) Executive will be provided a supplemental pension equal to (i) the amount of pension he would have had under Company's defined benefit retirement plan and related excess benefit plan if period of Executive's service under those plans were tripled for all purposes including without limitation for purposes of eligibility for a pension, less (ii) the amount of pension to which Executive is entitled under Company's defined benefit retirement plan and related excess benefit plan. This additional benefit will be paid in accordance with the provisions of the excess benefit plan as they read on the Effective Date.

4. STOCK OPTIONS. Executive will be periodically granted options to purchase shares of Company as determined by the Board or its Compensation Committee in its good faith judgment to be appropriate. These options will be granted at the same time options are granted generally to other senior executives of Company. The exercise price of these options will be the market price of the shares at time of grant.


5.       TERMINATION OF AGREEMENT.

         (a) This Agreement may be terminated by Company by written notice to Executive only by adoption by the Board of Directors of a resolution approved by directors constituting a majority of all of the directors then holding office. The termination will not be effective until two years after written notice of termination is given Executive unless termination is for "Good Cause." "Good Cause" shall mean (i) Executive's conviction of any embezzlement or any felony involving fraud or breach of trust relating to the performance of Executive's duties for Company, (ii) Executive continues in material breach of this Agreement for more than thirty (30) days after being notified in writing by Company of such breach, or intentionally repeats such breach after such thirty day period, provided Company has given such notice to Executive within thirty (30) days of first becoming aware of the facts constituting such breach, (iii) Executive's death, or (iv) permanent disability which materially impairs Executive's performance of Executive's duties and qualifies Executive for full benefits under Company's long term disability insurance policy.

         (b) Executive may terminate this Agreement by giving Company written notice of termination. The termination will not be effective until two years after written notice is given Company unless termination is for "Good Reason." "Good Reason" shall exist if (i) Company continues in material breach of this Agreement for more than thirty (30) days after being notified in writing by Executive of such breach, or intentionally repeats such breach after such thirty day period, provided Executive has given such notice to Company within thirty (30) days of first becoming aware of the facts constituting such breach, (ii) Company gives Executive a notice of termination without "Good Cause" as specified above, provided Executive terminates this Agreement within 30 days of receiving such notice, or (iii) a "Change of Control" occurs, and Executive's employment hereunder is terminated by Company other than for "Good Cause" or by Executive because there has been a material diminution in Executive's position after a Change of Control that exists at any time after 6 months after the Change of Control. No longer being the chief executive officer of a significant public company at any time after 6 months after the Change of Control shall be considered a material diminution of Executive's position. A "Change of Control" shall mean any person, as such term is used in section 13(d) of and 14(d) of the Securities Exchange Act of 1934, amended (the "Exchange Act"), is or


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         becomes the "beneficial owner" (as defined in Rule 13(d)-3 under the
         Exchange Act) of securities of Company representing more than 25% (65% in the case of Nortel Networks Corporation and its affiliates) of the combined voting power of Company's then outstanding voting securities or the occurrence of a transaction that has substantially the same effect. Examples of such a transaction are a merger with another person (unless the stockholders of that person are substantially the same as the stockholders of the Company prior to the merger), a sale of substantially all the assets of the Company and its subsidiaries, considered as a whole, directly or by merger, to another person (unless the stockholders of that person are substantially the same as the stockholders of the Company at the time of such sale or merger), or a merger or purchase of assets in which although the Company is the surviving corporation, there is a change in the majority of the Board of Directors of the Company as the result of the transaction.

         (c) If Executive terminates this Agreement and simultaneously therewith his employment by Company for Good Reason, all of Executive's stock options outstanding and unexercised at the Termination Date shall become immediately and fully exercisable as of the Termination Date, and Company for a period of three years from such termination (the period during which Executive is entitled to severance benefits is the "Severance Period") shall continue to provide to Executive (a) his Base Compensation, at the rate most recently determined, (b) a bonus for each fiscal year (and a pro rata amount for each partial year) in an amount equal his Typical Annual Bonus at the Termination Date, and (c) the Benefit Plans as provided by Section 3 (subject in the case of long-term disability to the availability of such coverage under Company's insurance policy). Executive's Typical Annual Bonus at the Termination Date shall be the annual average of the three highest full year Bonuses received by Executive for the five full years (or such lesser number of years) after 2001 preceding the Termination Date. To the extent that the full years falling within this period are less than three, then Executive's Typical Annual Bonus shall be computed by averaging such full year Bonuses, if any, falling within this period with 100% of Executive's Base Compensation at the Termination Date times the number of years necessary to bring the number of years being considered to three. (Examples: if the Termination Date should occur prior to December 31, 2002, his Typical Annual Bonus would be 100% of his then Base Compensation; if the Termination Date should occur during the year 2003, his Typical Annual Bonus would be the average of the Bonus he received for 2002 and twice 100% of his then Base Compensation.)

         (d) During the Severance Period, Executive will serve Company as a consultant on matters within Executive's expertise or knowledge as may be reasonably requested by Company. All such consultation will be arranged by Company so as to not interfere with the other activities of Executive. Executive will be reimbursed by Company for any expenses incurred by Executive at the direction of Company. As a consultant, Executive's options to purchase stock of Company will continue in accordance with their terms while he is a consultant to Company. At the end of this period, all such options, to the extent they have not previously expired pursuant to their specified expiration dates, shall expire notwithstanding any other provision to the contrary, except, subject to the specified expiration dates, Executive's executor or administrator shall have the period provided by the options to exercise them after the death of Executive while he is a consultant to Company.

         (e) The parties agree that the payments and benefits provided for in subsection (c) of this Section shall be deemed to constitute liquidated damages for Company's breach or constructive breach of this Agreement and payment for the non-competition provisions of this Agreement, and Company agrees that (i) Executive shall not be required to mitigate his


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         damages by seeking other employment or otherwise, and (ii) Company's payments and other obligations under this Agreement shall not be reduced in any way by reason of any compensation received by Executive from sources other than Company after the Termination Date. The obligations of this Agreement to be performed by the parties following the termination of this Agreement will survive the termination of this Agreement.

6. NON-COMPETITION COVENANT. Executive agrees that throughout his employment hereunder and during the Severance Period he will not directly or indirectly, alone or as a member of partnership, association or joint venture or as an employee, officer, director or stockholder of any corporation or in any other capacity:

                  (a) engage in any activity which is competitive with the business of Company (which for purposes of this Section 6 shall include any subsidiary) in the United States or in any foreign county in which Company is carrying on such business, provided that the foregoing provision shall not be deemed to prohibit Executive from purchasing for investment any securities or interest in any publicly-owned organization which is competitive with the business of Company so long as his investment in any such organization does not exceed one percent of its total equity; or

                  (b) solicit in connection with any activity which is competitive with Company, any customers or suppliers which he solicited on behalf of Company or on behalf of the business of Company; or

                  (c) solicit or in any manner attempt to influence or induce any employee of Company to leave the employment of Company or use or disclose to any person any information obtained while employed by the Company concerning the names and addresses of Company employees.

7. TAXES. Company will timely pay to Executive the amount of any excise taxes imposed on Executive under Section 4999 of the Internal Revenue Code as currently written by reason of payments or benefits under the provisions of this Agreement, including this provision, and the amount of any federal and state income taxes imposed on Executive by reason of payments to Executive under this Section.

8. NOTICE. Any Notices given hereunder shall be in writing and shall be given by personal delivery or by certified or registered mail, return receipt requested, addressed to:

               If to Company:                         If to Executive:

               Arris Group, Inc.                      Current address in
               11450 Technology Circle                the records of the
               Duluth, Georgia 30097                  Company

         or such other address as shall be furnished in writing by one party to the other.

9. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision has been omitted.


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10.      ASSIGNMENT. Company's obligations hereunder shall be binding legal obligations of any successor to all or substantially all the business of the Company and its subsidiaries, considered as a whole, by purchase, merger, consolidation or otherwise. Company and/or its subsidiaries may not sell or otherwise dispose of all or substantially all of the assets of the Company and its subsidiaries, considered as a whole, or merge or consolidate with any other entity without making adequate provision for its obligations hereunder. Except in accordance with foregoing, neither party may assign this Agreement, provided that upon Executive's death, this Agreement shall be binding upon and inure to the benefit of Executive's heirs, legatees and the legal representative of each.

11. APPLICABLE LAW. This Agreement shall be construed and interpreted pursuant to the laws of Georgia.

12. AMENDMENT. This Agreement may be amended only by a written document signed by both parties.

13. PRIOR AGREEMENTS. This Agreement supersedes any agreements relating to the option granted Executive on February 10, 1998 that are not set forth in that option.

14. LEGAL FEES. The prevailing party in any litigation concerning this Agreement shall be reimbursed by the party found to be in breach of this Agreement for all reasonable costs, including attorney fees, incurred by the prevailing party in enforcing this Agreement.

15. STOCK UNITS. The 24,077 stock units granted to Executive on January 31, 2000, shall convert to common stock of the Company on June 30, 2004, or such earlier date Executive is not employed by Company. 4,815 of these units and distributions on these units will be forfeited if prior to June 30, 2004, Executive gives Company notice of termination of this Agreement without Good Reason.

16. SUPPLEMENTAL RETIREMENT BENEFITS. Subject to and conditioned upon Company not having terminated this Agreement pursuant to Section 3(a)(i) or (ii), Executive will be provided the supplemental retirement benefits set forth in the attached Supplemental Pension Plan.

                  IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.



ARRIS GROUP, INC.



By:
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Its:
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